Exhibit 10.61

April 16, 2008

Robin Washington

Dear Robin,

Gilead Sciences, Inc. is pleased to offer you the position of Senior Vice President and Chief Financial Officer reporting directly to me. We are very excited about you joining Gilead in this key leadership role, and we look forward to the prospect of working with you. The following outlines the specific terms of our offer:

Base salary:	$500,000.00
Stock options:	100,000
Sign-on bonus:	$125,000.00
Performance-based restricted shares:	15,000
Target bonus:	45%

Offer Details:

•	Your salary on an annualized basis will be $500,000.00, less taxes, payable in equal installments twice a month.

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The Compensation Committee of the Board of Directors has approved extending you a non-qualified stock option (taxable under Internal Revenue Code Section 83) with a ten year term under the Gilead 2004 Equity Incentive Plan to purchase 100,000 shares of Gilead Sciences Common Stock. Your option will have an exercise price equal to the fair market value of Gilead common stock at the time of the option grant. Your option will be granted at the next Compensation Committee meeting following your date of employment at Gilead. This option is subject to a five-year vesting schedule; i.e., 20% of the total number of shares vest upon your completion of one year of employment with Gilead measured from the option grant date and the remaining 80% vest in 5% installments every quarter in years two through five upon your continued employment with Gilead such that your option will be fully vested upon your continuation in Gilead’s employ through the fifth anniversary of your option grant date. Your option will be governed by the terms contained in an option agreement which will be in substantially the form of agreement that has been previously provided to you with your offer materials and the terms of such option agreement shall not be inconsistent with this offer letter. In addition to this initial grant, you will be eligible to participate in Gilead’s stock program under which you will be eligible for annual grants of options, performance shares and/or other equity awards based on your performance. Your annual grants in 2009 will not be subject to any pro-ration provided that your start date occurs before June 2, 2008.

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You will be paid an employment bonus of $125,000.00, less taxes. This bonus will be reflected on your first payroll check subsequent to your start date at Gilead. In the event that your employment terminates due to your voluntary resignation or due to the Company terminating your employment for Cause (as defined in Section 2 of the Gilead 2004 Equity Incentive Plan) within one year of your start date, you will be required to repay a pro-rated portion of this bonus to Gilead. For avoidance of doubt, no repayment shall be required if your termination is due to your death or disability (as defined in Section 22(e)(3) of the Internal Revenue Code) or due to your Separation from Service as a result of an actual or deemed involuntary termination of your Employee status by the Company as described in Section IV(a)(i)(1) of the Gilead Severance Plan (as amended and restated May 8, 2007 and further amended February 8, 2008) (the “Severance Plan”), which Severance Plan is incorporated by reference herein. The pro-rated amount that you would be required to repay to the Company within 90 days of your termination date will be equal to the product of $125,000.00 multiplied by the number of whole months remaining until the first anniversary of your start date, divided by twelve.

Robin Washington

April 16, 2008

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For avoidance of doubt, you will be (i) a participant in the Severance Plan and covered under Appendix B of the Severance Plan upon your start date and (ii) if the Severance Plan is modified or terminated, you will be covered under any such amended or replacement severance plan that is applicable to positions of Senior Vice President or above.

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The Compensation Committee of the Board of Directors has also approved granting you an award of performance-based restricted stock units covering 15,000 shares of common stock of Gilead pursuant to the 2004 Equity Incentive Plan. This award will be granted to you at the next Compensation Committee meeting following your date of employment at Gilead. The two or three performance vesting milestones for your restricted stock units will be determined and established in writing within the first 30 days of your employment and approved by the Compensation Committee at the meeting the award is granted. If any of the vesting events fail to occur by the goal date or the fifth anniversary of your start date (whichever is earlier), any then unvested restricted stock units as of that date will be forfeited. In addition, if you cease Continuous Service (as defined in the 2004 Equity Incentive Plan) for a reason other than death, disability (as defined in Section 22(e)(3) of the Internal Revenue Code) or a Change in Control (as defined in the 2004 Equity Incentive Plan) before the date on which either of the two or three vesting events occurs or before the fifth anniversary of your start date, whichever is earlier, any then unvested restricted stock units as of the date your Continuous Service ceases will be forfeited. Your restricted stock units will be governed by the terms contained in a Restricted Stock Unit Issuance agreement which will be in substantially the form of agreement as has been previously provided to you with your offer materials.

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You will be eligible to participate in an annual cash bonus program based on individual and company performance. Your target bonus is 45% of your annual rate of salary. The actual bonus amount can range from 0% to 150% of this target, based on your performance against your annual goals and objectives, as well as the company’s overall performance. Payment of the annual bonus will be made to you at such time that the Company pays out bonuses to all U.S. employees under its bonus program, but in no event later than March 15 of the succeeding calendar year, and will be reduced as necessary to reflect applicable tax withholding.

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Gilead provides a comprehensive company-paid benefits package including health, dental, vision, life insurance, and long-term disability insurance plans. You are eligible for health and welfare benefits if you are a full-time employee working 30 hours or more (unless otherwise specified). You will need to enroll for medical or dental/vision within 31 days of your hire date, or you will not be eligible to enroll until the next open enrollment, unless you have a qualifying life event. Upon completion of enrollment, your coverage begins on your date of hire.

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For your information, we have enclosed a Benefits Summary outlining Gilead’s benefits programs. We will arrange for you to meet with a member of our benefits staff to review your benefits package and enroll in the various programs. Please note that, as an executive, you will not accrue PTO but will instead have the flexibility of taking time off at your discretion in accordance with the business needs of the corporation.

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At the next enrollment date, you will be eligible to participate in our Employee Stock Purchase Plan that offers you the opportunity to use up to 15% of your annual salary, to the IRS maximum, through payroll deductions to purchase Gilead Common Stock at 85% of the market price at the date of enrollment or purchase. ESPP enrollment dates occur at the end of each quarter. Additionally, we offer a 401(k) plan, which provides you with the opportunity for pre-tax long-term savings by deferring from 1-60% of your annual salary, subject to IRS maximums. Gilead will match 50% of your contributions to the 401(k) plan up to the maximum Company contribution of $5,000.00 per year. More detailed information regarding your benefits will be provided at your New Employee Orientation, shortly after you begin employment.

Robin Washington

April 16, 2008

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The Company will provide you with the same level of assistance in timely filing with the SEC any required Section 16 reports that it provides to all other Section 16 officers of the Company, but you will remain solely responsible for the timely filing and accuracy of all such Section 16 reports. You may also, if you choose, participate in the Company’s 2005 Deferred Compensation Plan as amended effective January 1, 2008.

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You will abide by Gilead Sciences’ strict company policy that prohibits any new employee from using or bringing with them from any prior employer any proprietary information, trade secrets, proprietary materials or processes of such former employers. Upon starting employment with Gilead Sciences, you will be required to sign the Gilead Sciences, Inc. Employee Confidential Information and Inventions Agreement for California based employees indicating your agreement with this policy.

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You will also be required to sign the Employment Eligibility Verification (Form I-9). (You will need to complete and return section one of the I-9 Form along with your signed offer letter). On your first day of employment, please bring the necessary documents that establish your identity and employment eligibility.

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You agree by signing below that the Company has made no other promises other than what is outlined in this letter. It contains the entire offer the Company is making to you. Our agreement can only be modified by written agreement signed by you and the Company’s Representative. You also agree that should you accept a position at Gilead Sciences, the employment relationship is based on the mutual consent of the employee and the Company. Accordingly, either you or the Company can terminate the employment relationship at will, at any time, with or without cause or advance notice.

This offer of employment is effective for 7 business days from the date of this letter. There are two originals of this letter enclosed. If all of the foregoing is satisfactory, please sign and date each original and return one to me in the enclosed envelope, keeping the other original for yourself. Please also complete the following enclosed forms and mail them back with your signed offer letter:

•	I-9 Form

•	W-4 Form

•	Personal Data Sheet

Robin, we look forward to your joining the senior leadership team at Gilead Sciences.

Sincerely,

/s/ John Milligan
John Milligan
Chief Operating Officer

Foregoing terms and conditions hereby accepted:

Signed	/s/ Robin Washington
Date	April 18, 2008
Intended Start Date May 5, 2008